Exhibit 99.1

LIBERTY BROADBAND REPORTS

FOURTH QUARTER AND YEAR END 2021 FINANCIAL RESULTS

Englewood, Colorado, February 25, 2022 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported fourth quarter and year end 2021 results.

Highlights include (1):

●	Fair value of Charter investment was $35 billion as of December 31st
●	From November 1st through January 31st, Liberty Broadband received $1.3 billion of proceeds from sale of 1.9 million Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26%(2)
●	From November 1st through January 31st, Liberty Broadband repurchased 8.8 million LBRDA/K shares at an average price per share of $157.95 and total cash consideration of $1.4 billion
●	Liberty Broadband’s Board of Directors increased remaining repurchase authorization to approximately $2.5 billion on January 26th
●	For the full year, GCI(3) grew revenue 2% to $970 million, generated operating income of $72 million and grew adjusted OIBDA(4) 3% to a record $354 million

“Both Charter and GCI produced strong operating and financial performance in 2021,” said Greg Maffei, Liberty Broadband President and CEO. “Best-in-class products and service offerings at attractive prices give us confidence in our ongoing competitive positioning. The cable industry has proven its ability to manage competition in the past, and we remain bullish on the long-term trajectory of our companies.”

Share Repurchases

From November 1, 2021 through January 31, 2022, Liberty Broadband repurchased approximately 6.7 million shares of Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $157.84 for total cash consideration of $1.1 billion and repurchased approximately 2.1 million shares of Series A Liberty Broadband common stock (Nasdaq: LBRDA) at an average cost per share of $158.32 for total cash consideration of $335 million. On January 26, 2022, Liberty Broadband’s Board of Directors increased the repurchase authorization to approximately $2.5 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to maintain Liberty Broadband’s percentage equity interest at 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

From November 1, 2021 through January 31, 2022, Liberty Broadband sold 1.9 million shares of Charter Class A common stock to Charter for total proceeds of approximately $1.3 billion.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of December 31, 2021.

(amounts in millions)	9/30/2021	12/31/2021
Cash and Cash Equivalents:
GCI Holdings	$37	$34
Corporate and Other	282	157
Total Liberty Broadband Consolidated Cash	$319	$191

Fair Value of Public Holdings in Charter(a)	$40,382	$34,807

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	426	399
Tower Obligations and Other(c)	98	98
Total GCI Holdings Debt	$1,124	$1,097
GCI Leverage(d)	3.0x	3.0x

Charter Margin Loan	$1,500	$1,300
1.25% Exchangeable Senior Debentures due 2050(e)	825	825
1.75% Exchangeable Senior Debentures due 2046(e)	15	15
2.75% Exchangeable Senior Debentures due 2050(e)	575	575
Total Corporate Level Debt	$2,915	$2,715

Total Liberty Broadband Debt	$4,039	$3,812
Fair market value adjustment and deferred loan costs	95	41
Tower obligations and finance leases (excluded from GAAP Debt)	(92)	(92)
Total Liberty Broadband Debt (GAAP)	$4,042	$3,761

Other Financial Obligations:
Indemnification Obligation(f)	$394	$324
Preferred Stock(g)	178	179

a)	Represents fair value of the investment in Charter as of December 31, 2021. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.
b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and tower obligations.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, Inc. (“Qurate Retail”), pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash decreased $128 million in the fourth quarter as share repurchases and net debt repayment more than offset proceeds from Charter share sales in the period. GCI cash was flat in the fourth quarter as cash from operations were offset by debt repayment and capital expenditures.

Liberty Broadband debt decreased $227 million in the fourth quarter primarily due to repaying $200 million on the Charter margin loan and additional debt repayment at GCI. There is $1 billion of available capacity under the Charter margin loan. Total capacity under GCI’s revolving credit facility is $550 million, of which undrawn capacity is $397 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.0x.

On October 15, 2021, GCI amended its credit facility to, among other things, extend the revolving credit facility maturity date to October 15, 2026. Simultaneously, GCI entered into a $250 million Term Loan A with a maturity date of October 15, 2027. The Term Loan B was repaid in full using the proceeds from the new Term Loan A together with $150 million in borrowings under the revolving credit facility.

Liberty Broadband has an indemnification agreement with Qurate Retail with respect to Qurate Retail’s Charter exchangeable debentures. Details of the indemnification agreement can be found in our Form 10-K.The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2021, a holder of the LI LLC Charter exchangeable debentures has the ability to exchange, and accordingly, the indemnification obligation is classified as a current liability.

GCI Results

Unless otherwise noted, the following discussion compares financial information for the three and twelve months ended December 31, 2020 and December 31, 2021.

GCI revenue decreased 3% in the fourth quarter. Continued strength in demand for data in both business and consumer was more than offset by the impact of extending a roaming contract with a large partner in the fourth quarter, the prior year benefit of increased political advertising revenue and declines in consumer video revenue. In the fourth quarter, GCI amended a roaming contract which resulted in lower annual revenue in 2021 and will result in lower annual revenue in 2022, but GCI will benefit from the extension of the agreement for several years as well as continued backhaul services for GCI’s network post expiration. The previous agreement was expected to be terminated in 2022.

GCI revenue grew 2% for the full year due to robust demand for data in both business and consumer customers throughout the year, partially offset by the decline in video and voice subscriber counts, the loss of revenue from its broadcast television business sold in the third quarter of 2020, the loss of revenue from its de-emphasized time and materials business, the absence of political advertising revenue that was earned in 2020 and the impact of the modification of the roaming contract discussed above.

Operating income declined in the fourth quarter and the full year. Adjusted OIBDA declined in the fourth quarter and grew modestly for the full year, corresponding to the slight revenue decline in the fourth quarter and strong revenue growth throughout the rest of 2021, offset by elevated expenses primarily in healthcare and software related costs.

In 2021, GCI spent $131 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks. GCI's net capital expenditures for 2022 are expected to be approximately $150 million.

Rural Healthcare Update

There were no material RHC updates in the fourth quarter. Please reference our latest Form 10-K for a summary of RHC matters.

FOOTNOTES

1)	Liberty Broadband’s President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:15 a.m. (E.S.T.) on February 25, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)	Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter").
4)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

Except as otherwise noted, the financial information presented in this earnings release represents the historical consolidated financial information of Liberty Broadband’s interest in Charter Communications, Inc. (“Charter”), Skyhook Holding, Inc. (“Skyhook”) and, as of December 18, 2020, GCI Holdings, as well as certain other assets and liabilities.

LIBERTY BROADBAND FINANCIAL METRICS

(amounts in millions)	4Q20	4Q21	2020	2021
Revenue
GCI Holdings(a)	$34	$244	$34	$970
Corporate and other	5	5	17	18
Total Liberty Broadband Revenue	$39	$249	$51	$988

Operating Income (Loss)
GCI Holdings(a)	$(5)	$9	$(5)	$72
Corporate and other(b)	(22)	(29)	(55)	(170)
Total Liberty Broadband Operating Income (Loss)	$(27)	$(20)	$(60)	$(98)

Adjusted OIBDA
GCI Holdings(a)	$10	$80	$10	$354
Corporate and other	(9)	(13)	(24)	(49)
Total Liberty Broadband Adjusted OIBDA	$1	$67	$(14)	$305

a)	GCI’s results are only included in Liberty Broadband’s results following the merger of Liberty Broadband and GCI Liberty on December 18, 2020.
b)	Operating Loss for the year ended December 31, 2021 includes $95 million net litigation settlement.

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

GCI’s results are only included in Liberty Broadband’s results following the merger of Liberty Broadband and GCI Liberty on December 18, 2020. However, we believe a discussion of GCI’s results for a comparative two-year period promotes a better understanding of GCI’s operations. For comparison and discussion purposes, the following information presents actual historical results of GCI for the quarter and year ended December 31, 2020, exclusive of the effects of acquisition accounting, and the actual historical results of GCI as included in Liberty Broadband’s results for the quarter and year ended December 31, 2021. The most significant effect of acquisition accounting is an increase to depreciation and amortization as compared to prior periods as a result of an increase in fair values of depreciable or amortizable assets. This historical financial information of GCI can be found in historical filings of GCI Liberty, Inc. The financial information below is presented voluntarily and does not purport to represent what the results of operations of GCI would have been if it were a wholly owned subsidiary of Liberty Broadband for the periods presented or to project the results of operations of GCI for any future periods.

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

	4Q20	4Q21	% Change		2020	2021	% Change
(amounts in millions, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$124	$123	(1)%		$465	$484	4%
Business	127	121	(5)%		484	486	-%
Total revenue	$251	$244	(3)%		$949	$970	2%

Operating income (loss)	$21	$9	(57)%		$87	$72	(17)%
Operating income margin (%)	8.2%	3.7%	(450)	bps	9.2%	7.4%	(180)	bps

Adjusted OIBDA(a)	$89	$80	(10)%		$345	$354	3%
Adjusted OIBDA margin(a) (%)	35.6%	32.8%	(280)	bps	36.4%	36.5%	10	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$44	$49	11%		$171	$184	8%
Data	51	55	8%		188	214	14%
Video	26	15	(42)%		91	71	(22)%
Voice	3	4	33%		15	15	-%
Total revenue	$124	$123	(1)%		$465	$484	4%
Operating Metrics
Wireless:
Revenue generating lines in service(b)					176,900	185,200	5%
Non-revenue generating lines in service(c)					2,200	1,000	(55)%
Wireless lines in service					179,100	186,200	4%
Data:
Revenue generating cable modem subscribers(d)					140,600	151,900	8%
Video - Basic subscribers					74,300	54,300	(27)%

Voice - Total access lines in service(e)				36,600	33,000	(10)%

GCI Business
Financial Metrics
Revenue
Wireless	$24	$14	(42)%	$89	$74	(17)%
Data	91	98	8%	339	368	9%
Video	1	-	(100)%	12	3	(75)%
Voice	11	9	(18)%	44	41	(7)%
Total revenue	$127	$121	(5)%	$484	$486	-%

a)	See reconciling schedule 1.
b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A non-revenue generating wireless line in service is defined as a data-only line with no monthly fee for services.
d)

A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

e)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) President and CEO, Greg Maffei, will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.S.T.) on February 25, 2022.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 2637968, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertybroadband.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, indemnification by Liberty Broadband, the continuation of our stock repurchase program, benefits from extending a roaming contract, backhaul services and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines Adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Broadband believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its Adjusted OIBDA for the three and twelve months ended December 31, 2020 and December 31, 2021.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q20	4Q21	2020	2021
GCI Holdings
Operating Income	$21	$9	$87	$72
Depreciation and amortization	65	67	248	266
Stock-based compensation	3	4	10	16
Adjusted OIBDA	$89	$80	$345	$354

SCHEDULE 2

The following table provides a reconciliation of operating loss calculated in accordance with GAAP to Adjusted OIBDA for Liberty Broadband for the three and twelve months ended December 31, 2020 and December 31, 2021, respectively.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q20	4Q21	2020	2021
Liberty Broadband
Liberty Broadband Operating Income (Loss)	$(27)	$(20)	$(60)	$(98)
Depreciation and amortization	14	68	15	267
Stock-based compensation	3	10	9	41
Litigation settlement, net of recoveries(a)	—	9	—	95
Transaction costs	11	—	22	—
Consolidated Liberty Broadband Adjusted OIBDA	$1	$67	$(14)	$305
GCI Holdings	$10	80	$10	354
Corporate and other	(9)	(13)	(24)	(49)

a)	During the third quarter 2021, Liberty Broadband agreed to final settlement amounts with its insurance carriers for insurance recoveries relating to the Hollywood Firefighters’ Pension Fund litigation. Additional litigation-related fees were settled and paid in the fourth quarter of 2021.

LIBERTY BROADBAND CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2021	2020
	amounts in millions,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$191	1,418
Trade and other receivables, net	206	349
Prepaid and other current assets	62	79
Total current assets	459	1,846
Investment in Charter, accounted for using the equity method	13,260	16,179

Property and equipment, net	1,031	1,099
Intangible assets not subject to amortization
Goodwill	762	746
Cable certificates	550	560
Other	37	22
Intangible assets subject to amortization, net	573	675
Tax sharing receivable	86	95
Other assets, net	210	151
Total assets	$16,968	21,373

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$99	98
Deferred revenue	25	25
Current portion of debt, including $25 and $26 measured at fair value, respectively	28	31
Indemnification obligation	324	345
Other current liabilities	106	113
Total current liabilities	582	612
Long-term debt, net, including $1,403 and $1,446 measured at fair value, respectively	3,733	4,785
Obligations under finance leases and tower obligations, excluding current portion	89	93
Long-term deferred revenue	35	40
Deferred income tax liabilities	1,998	1,978
Preferred stock	203	203
Other liabilities	189	147
Total liabilities	6,829	7,858
Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 23,232,342 and 26,495,249 at December 31, 2021 and 2020 respectively	—	—
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,544,548 and 2,549,470 at December 31, 2021 and 2020, respectively	—	—
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 144,854,780 and 167,480,926 at December 31, 2021 and 2020, respectively	1	2
Additional paid-in capital	6,214	10,320
Accumulated other comprehensive earnings (loss), net of taxes	14	15
Retained earnings	3,898	3,166
Total stockholders' equity	10,127	13,503
Non-controlling interests	12	12
Total equity	10,139	13,515
Commitments and contingencies
Total liabilities and equity	$16,968	21,373

LIBERTY BROADBAND CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Year ended
	December 31,
	2021	2020

	amounts in millions, except per share amounts
Revenue	$988	51
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	282	20
Selling, general and administrative, including stock-based compensation and transaction costs	442	76
Depreciation and amortization	267	15
Litigation settlement, net of recoveries	95	—
	1,086	111
Operating income (loss)	(98)	(60)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(117)	(28)
Share of earnings (losses) of affiliate	1,194	713
Gain (loss) on dilution of investment in affiliate	(102)	(184)
Realized and unrealized gains (losses) on financial instruments, net	67	(83)
Other, net	6	3
Earnings (loss) before income taxes	950	361
Income tax benefit (expense)	(218)	37
Net earnings (loss)	732	398
Less net earnings (loss) attributable to the non-controlling interests	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$732	398
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$3.97	2.18
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$3.93	2.17

LIBERTY BROADBAND CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Year ended
	December 31,
	2021	2020

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$732	398
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	267	15
Stock-based compensation	41	9
Share of (earnings) losses of affiliates, net	(1,194)	(713)
(Gain) loss on dilution of investment in affiliate	102	184
Realized and unrealized (gains) losses on financial instruments, net	(67)	83
Deferred income tax expense (benefit)	(15)	(37)
Other, net	(15)	1
Change in operating assets and liabilities:
Current and other assets	214	(14)
Payables and other liabilities	(62)	(22)
Net cash provided by (used in) operating activities	3	(96)
Cash flows from investing activities:
GCI Liberty, Inc. cash acquired in merger	—	592
Capital expenditures	(134)	(2)
Exercise of preemptive right to purchase Charter shares	—	(15)
Cash received for Charter shares repurchased by Charter	4,179	—
Other investing activities, net	17	—
Net cash provided by (used in) by investing activities	4,062	575
Cash flows from financing activities:
Borrowings of debt	1,467	2,825
Repayment of debt, finance leases and tower obligations	(2,476)	(1,301)
Repurchases of Liberty Broadband common stock	(4,272)	(597)
Other financing activities, net	(11)	(23)
Net cash provided by (used in) financing activities	(5,292)	904
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,227)	1,383
Cash, cash equivalents and restricted cash at beginning of period	1,433	50
Cash, cash equivalents and restricted cash at end of period	$206	1,433